Exhibit 10.14

January 3, 2024

Celia Lin, M.D.

Via Email

Dear Celia:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Vera Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition. By executing and delivering this Agreement, you and the Company agree as follows:

1. SEPARATION. Your last day of employment with the Company will be January 3, 2024 (the “Separation Date”).

2. ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary and all accrued and, if applicable, any unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

3. SEVERANCE BENEFITS. Pursuant to the terms of your offer letter agreement with the Company dated May 7, 2021 (the “Offer Letter”), if you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (collectively, the “Severance Benefits”):

(a) Severance Pay. The Company will pay you, as severance, an amount equivalent to nine months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. This amount will be paid to you in a lump sum severance payment (the “Severance Pay”). The Severance Pay will be paid to you within two of the Company’s regularly scheduled payroll dates after the Effective Date (as defined below).

(b) Bonus. You acknowledge that as of the Separation Date, you will not have earned and will not be entitled to any 2023 bonus payment. As an additional severance benefit, the Company will pay you the cash equivalent of your 2023 target bonus that you could have earned had you met the conditions for earning it, as calculated at the sole discretion of the Company, subject to standard payroll deductions and withholdings. This amount will be paid out to you by no later than March 15, 2024, in accordance with the Company’s regular bonus payout schedule.

(c) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit, provided that you timely elect continued coverage under COBRA, then the Company shall reimburse you or pay directly (at the Company’s discretion) for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) nine months after the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be

Exhibit 10.14

eligible for COBRA coverage for any reason. You must timely pay your premiums, and then provide documentation to the Company, to obtain reimbursement for your COBRA premiums under this Section 3(c). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA premiums due under this Section, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

4. EQUITY AWARDS. Under the terms of your equity award agreement(s) and the applicable plan documents, vesting of your equity awards will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your equity award(s), will be as set forth in the applicable award agreement, grant notice and applicable plan documents.

5. CONSULTING PERIOD. Beginning on January 3, 2024, the Company will engage you as a consultant on the terms set forth herein.

(a) Term. If: (i) you timely sign, date, and return this Agreement to the Company and allow all of the releases contained herein to become effective; and (ii) you comply with all of your obligations to the Company hereunder (collectively, the “Preconditions”), then the Company will continue your engagement as a consultant through July 3, 2024, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement. If you do not timely execute and return this Agreement, or you revoke your signature after you sign it, or you otherwise do not satisfy the Preconditions, then your consulting engagement will end immediately upon the failure of any of the Preconditions (as determined by the Company in its discretion). The Company is under no legal obligation to retain your services as a consultant after the Separation Date and therefore this Consulting Period constitutes consideration for your obligations as specified herein. The full term of your consulting engagement as described in this Section 3 will be referred to as the “Consulting Period”.

(b) Consulting Services. During the Consulting Period, you will provide consulting services as may be requested by the Company (the “Consulting Services”). You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of 10 hours per week. The Consulting Services will constitute a permanent reduction in your services to the Company to not more than 20% of the average level of bona fide services you provided to the Company during the 36-month period immediately preceding the Separation Date (or such lesser period of time you have been with the Company), such that any such Consulting Services shall be deemed a “separation from service” under Section 409A (as defined below). You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(c) Consulting Fees. During the Consulting Period, you will receive consulting fees at a rate of $400 per hour (“Consulting Fees”). The Consulting Fees will be paid within 30 days of receipt by Company of each invoice for Consulting Services, which you shall submit monthly. You shall seek advance written approval prior to incurring any expenses for which you will seek reimbursement in connection with your duties during the Consulting Period.

Exhibit 10.14

(d) Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(e) Taxes and Withholding. As an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

(f) Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

(g) Confidential Information and Inventions. During the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Employee Confidential Information and Inventions Assignment Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

(h) Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, during the Consulting Period, you will notify the Company in writing, and obtain the Company’s written consent, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company.

(i) Termination of Consulting Period. The Consulting Period will end on the earliest to occur of: (i) July 3, 2024, unless the Consulting Period is extended as agreed upon in a writing signed by both you and an authorized representative of the Company; (ii) 10 days after you provide written notice that you are terminating the Consulting Period for any reason; (iii) 10 days after the Company provides you with written notice that it is terminating the Consulting Period for any reason; or (iv)

Exhibit 10.14

immediately upon the Company’s written notice to you that you have breached your obligations hereunder or have breached any of your obligations under your Employee Confidential Information and Inventions Assignment Agreement.

6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options. You further acknowledge that the offer of benefits herein satisfies and exceeds any severance or other benefits you may be eligible for or entitled to receive under the Offer Letter and any other agreement, plan or policy, and that upon your execution of this Agreement, any and all of the Company’s obligations to provide you any severance or other separation benefits under the Offer Letter and any other agreement, plan or policy is hereby waived and extinguished.

7. EXPENSE REIMBURSEMENTS. Within ten days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. RELEASE OF CLAIMS.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, equity awards, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. In the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer

Exhibit 10.14

prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have 21 days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d) Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9. RETURN OF COMPANY PROPERTY. Within five days after the Separation Date, or as otherwise agreed by the parties, you will return to the Company all Company documents (and all

Exhibit 10.14

copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, account and device login and password information, product and services information, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you will provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits provided under this Agreement.

10. CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

11. NON-DISPARAGEMENT. Except to the extent permitted by the “Protected Rights” Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

12. NO VOLUNTARY ADVERSE ACTION. You will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13. COOPERATION. You will cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

Exhibit 10.14

14. NO ADMISSIONS. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15. SECTION 409A. All payments and benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, such payments and benefits are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. For purposes of Section 409A, any installment payments provided under this Agreement will each be treated as a separate payment. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the this Agreement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment will only be made if such termination constitutes a “separation from service” under Section 409A.

16. REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall

Exhibit 10.14

be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have 21 calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:

Marshall W. Fordyce, M.D.

Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

Celia Lin, M.D.

Date

Exhibit 10.14

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT